UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 4, 2006

Neose Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27718	13-3549286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

102 Witmer Road, Horsham, Pennsylvania		19044
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-315-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2006 Neose Technologies, Inc. (the "Company") entered into an employment agreement with George J. Vergis, Ph.D. (the "Agreement"), the Company’s President and Chief Executive Officer. Under the Agreement, which includes non-competition and confidentiality covenants:

• Dr. Vergis will receive an initial annual salary of $350,000, and an annual performance incentive bonus, with a target amount of 75% of base salary, based upon the achievement of annual goals and objectives established by our Board of Directors and Dr. Vergis at the beginning of each year. In addition, if Dr. Vergis remains employed by the Company through the sooner of (i) the date of payment by the Company of annual bonuses to senior executives and (ii) March 15, 2007, Dr. Vergis’ annual bonus for the 2006 calendar year will not be less than $105,000.

• Dr. Vergis was granted options to purchase 300,000 shares of the Company’s common stock. The options were granted on February 15, 2006 with an exercise price of $3.08 per share, which was the fair market value of the Company’s common stock on the date of grant. The options will vest in four equal, annual installments, commencing on February 15, 2007.

• In the event that Dr. Vergis is involuntarily terminated without cause or resigns for good reason (each as defined in the Agreement), and provided Dr. Vergis and the Company enter into a mutual release of claims, Dr. Vergis would receive on the date of such termination a cash payment equal to one year of base salary, target annual bonus for the year in which the termination occurs, and any unpaid bonus amounts from prior years. Additionally, all outstanding options that would have vested in the 12 months following termination would immediately vest and remain exercisable for 12 months following termination.

• In the event that Dr. Vergis is involuntarily terminated without cause or resigns for good reason (each as defined in the Agreement) within 18 months after certain changes of control of the Company or a sale of all or substantially all of the Company’s assets in a complete liquidation or dissolution, and provided that Dr. Vergis and the Company enter into a mutual release of claims, Dr. Vergis would receive on the date of termination a cash payment equal to two years of base salary, two times the target annual bonus for the year in which the termination occurs, and any unpaid bonus amounts from prior years. Additionally, all outstanding options would immediately vest and remain exercisable until the later of (i) the last day of the calendar year in which such options would have otherwise expired and (ii) two and one-half months] following the date such options would have otherwise expired.

• In the event that payments to Dr. Vergis under the Agreement would result in the imposition of a parachute excise tax under Internal Revenue Code Section 4999, Dr. Vergis would be entitled to receive an additional "gross-up" payment to insulate him from the effect of that tax.

Dr. Vergis has been an officer of the Company since July 2001 and since February 15, 2006 has served as a member of the Company’s Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits: Reference is made to the Exhibit Index annexed hereto and made a part hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neose Technologies, Inc.

May 8, 2006	By:	A. Brian Davis

Name: A. Brian Davis
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated May 4, 2006 by and between Neose Technologies, Inc. and George J. Vergis, Ph.D.